EXHIBIT 4(b)

                    AMENDMENT TO LOAN AGREEMENT AND GUARANTY

    THIS AMENDMENT TO LOAN AGREEMENT AND GUARANTY is entered into as of September 22, 1998 by and among Wellman, Inc., a Delaware corporation (the "Borrower"), Prince, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower ("Prince"), Fleet National Bank, a national banking association, in its capacity as agent for itself and the other Banks (the "Agent") and the Banks.

                                 RECITALS

    WHEREAS, capitalized terms used in this Amendment to Loan Agreement and Guaranty (the "Amendment") and not expressly defined herein shall have the respective meanings assigned thereto in that certain Loan Agreement dated as of February 8, 1995 among the Borrower, the Agent and the Banks, as amended June 4, 1997 (the "Loan Agreement") or that certain Guaranty of Prince dated as of February 8, 1995 whereby Prince guaranteed the Obligations of Borrower under the Loan Agreement (the "Prince Guaranty"), whichever is applicable;

    WHEREAS, the Borrower, Prince, the Banks and the Agent desire to amend the Loan Agreement and the Prince Guaranty as provided in this Amendment.

    NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the Borrower, Prince, the Banks and the Agent hereby mutually agree as follows:

    Section 1. Amendments. Effective as of the date hereof, the Loan Agreement is hereby amended as follows:

    (a) Section 1.01 of the Loan Agreement is amended by deleting the definition of "Borrowed Money" and inserting the following definition in substitution therefor:

           "Borrowed Money" means with respect to any Person the aggregate amount, without duplication, of the following items as and to the extent reflected on such Person's consolidated balance sheet (exclusive of any such item only required to be disclosed in a note to such balance sheet) prepared in accordance with GAAP (any such balance sheet of the Borrower being hereinafter referred to as "Borrower's GAAP Balance Sheet"): (a) all obligations for borrowed money; (b) all Capitalized Lease Obligations; and (c) all obligations evidenced by bonds, debentures, the Notes, other promissory notes or other similar instruments.

    (b) Section 1.01 of the Loan Agreement is amended by deleting the definition of "Lien" and inserting the following definition in substitution therefor:

           "Lien" means any mortgage, lien, pledge, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever; however, Lien does not include any encumbrance relating to any Tax Reduction Agreement.

    (c) Section 1.01 of the Loan Agreement is amended by deleting the definition of "Material Subsidiary" and inserting the following definition in substitution therefor:

           "Material Subsidiary" means Fiber, Prince, Wellman of Mississippi, Inc. and any Subsidiary of the Borrower, which owns a Principal Property, or any Subsidiary in which Borrower's share of the total Tangible Assets (after inter-company eliminations) of such Subsidiary exceeds fifteen percent (15%) of the Consolidated Tangible Assets of the Borrower as of the most recent quarter end.

    (d) Section 1.01 of the Loan Agreement is amended by inserting the following definitions immediately after the definition of "P.M.":

           "Permitted Receivables Program" means any agreement of the Borrower or any of the Subsidiaries providing for sales, transfers or conveyances of accounts receivable purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such accounts receivable (or against any of such seller's Subsidiaries or Affiliates) by way of a guaranty or any other credit support arrangement, with respect to the amount of such accounts receivable (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels.

           "Permitted Sale/Leaseback Transactions" means any sale and leaseback by the Borrower or any Subsidiary of any property if:
           (1) within 120 days after the effective date of the lease the Borrower or such Subsidiary, either (A) applies the net proceeds to the acquisition of another property of equal or greater fair market value or (B) applies the proceeds to the retirement of Indebtedness for Borrowed Money in an amount equal to the greater of (i) the net proceeds received by the Borrower and its Subsidiaries for the sale of the property leased, or (ii) the fair market value of the property leased within 90 days prior to the effective date of the lease, or (C) any combination of (A) and
           (B); (2) the lease has a term of not more than five years; (3) the Lien on any such property subject to such sale and leaseback would be permitted under Section 5.02(A); (4) the sale and leaseback is of the properties in connection with any Tax Reduction Agreement;

           (5) the sale and leaseback transaction is between the Borrower and a Subsidiary or between Subsidiaries; or (6) such lease is entered into within 360 days after the later of the acquisition, completion of construction or commencement of operation of such property; provided that any such sale and leaseback transaction pursuant to subsections (2), (3) and (6) above are permitted only if the amount of the net proceeds received in such transaction are applied to reduce the Indebtedness for Borrowed Money within ten
           (10) Business Days after the net proceeds are received; provided further, that the foregoing restriction regarding the use of proceeds for transactions pursuant to subsection (3) above shall only apply to transactions which create Liens that are permitted pursuant to Sections 5.02(A)(i), 5.02(A)(l) and 5.02(A)(p) of the Loan Agreement, as amended.

    (e) Section 1.01 of the Loan Agreement is amended by inserting the following definition immediately after the definition of "Prince Guaranty":

           "Principal Property" means any manufacturing, processing, distribution, research, research and development, warehousing or principal administration facility (including, without limitation, land, fixtures and equipment) owned or leased by the Borrower or any Subsidiary (including any of the foregoing acquired or leased after the date of the Loan Agreement) unless the Board of Directors of the Borrower by Board Resolution and in good faith declares that such facility is not of material importance to the business conducted by the Borrower and its Subsidiaries taken as an entirety; provided, however, the Board of Directors may not make such a declaration regarding a facility and any such prior declaration shall be ineffective for the purposes of this definition if the net book value of the applicable facility is greater than fifteen percent (15%) of the Consolidated Tangible Assets of the Borrower as reflected on the consolidated balance sheet of the Borrower at the most recent quarter end.

    (f) Section 1.01 of the Loan Agreement is amended by inserting the following language at the end of the definition of "Restricted Guaranty":

           "provided, further, that any guaranty or guaranties related to any Tax Reduction Agreement are excluded from this definition."

    (g) Section 1.01 of the Loan Agreement is amended by inserting the following definition immediately after the definition of "Syndication Agent":

           "Synthetic Lease" means a transaction for the lease of property or assets designed to permit the lessee (i) to claim depreciation on such property or assets under U.S. tax law and (ii) to treat such lease as an operating lease or not to reflect the property or assets on the lessee's balance sheet under GAAP.

    (h) Section 1.01 of the Loan Agreement is amended by inserting the following definition immediately after the definition of "Tangible Assets":

           "Tax Reduction Agreement" means (1) any Fee-in-Lieu-of-Tax Agreement (as defined on Exhibit 1 to that certain Amendment to Loan Agreement and Guaranty among Borrower, Prince and the Banks named therein dated as of September 22, 1998 (the "Amendment") attached hereto and made a part hereof) of Borrower or its Subsidiaries as permitted under applicable state or municipal law or any other arrangement providing similar benefits; or (2) any Cross Border Lease Agreement (as defined on Exhibit 2 to the Amendment attached hereto and made a part hereof) which is designed to permit depreciation of the same property to be claimed under the tax laws of two different countries.

    (i) Section 5.02(A) of the Loan Agreement is hereby amended by deleting "Borrower or any Subsidiary" at the end of subsection 5.02(A)(h) and by adding the following language to the end of such subsection:

           "Borrower and its Subsidiaries taken as a whole"

    (j) Section 5.02(A)(i) of the Loan Agreement is hereby amended by deleting the reference to "Consolidated Stockholders' Equity" and inserting in its stead "Consolidated Tangible Assets":

    (k) Section 5.02(A) of the Loan Agreement is hereby amended by adding the following language after subsection 5.02(A)(j):

               (k) any Liens existing on properties or assets prior to the acquisition thereof by the Borrower or any Subsidiary (including by way of merger or consolidation), provided that (x) such Lien is not created in contemplation of or in connection with such acquisition and (y) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

               (l) Liens upon any property acquired, constructed or improved by the Borrower or any Subsidiary which are created or incurred within 360 days of the later of the acquisition, completion of construction or commencement of operation of the property to secure or provide for the payment of up to the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Borrower or any Material Subsidiary;

               (m) Liens on the property or assets of any Subsidiary in favor of the Borrower or any Material Subsidiary;

               (n) extensions, renewals or replacements of Liens referred to in clauses (a) through (m) above, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

               (o) Liens to the extent that they are less than $100,000,000 in the aggregate arising in connection with all Permitted Receivables Programs (to the extent the sale by the Borrower or the applicable Material Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); and

               (p) Liens upon any property or assets of the Borrower and its Subsidiaries on property subject to a Synthetic Lease or any right of access or other non-financial encumbrance relating thereto.

    (l) Section 5.01(K) of the Loan Agreement is hereby amended to read as follows:

           (K) Leverage Ratio. Maintain at the end of each of Borrower's fiscal quarters a Leverage Ratio of not greater than .55 to 1.0; provided, that solely for purposes of calculating Borrower's compliance with this covenant, Adjusted Indebtedness shall exclude any Tax Reduction Agreement transactions entered into by the Borrower or any Subsidiary except to the extent that any such transaction is recorded as a liability on the consolidated balance sheet of the Borrower and there shall be subtracted from Adjusted Indebtedness the excess of (A) Borrower's Cash Equivalent Investments at such date over (B) the sum of (i) $10,000,000 and
           (ii) the amount of federal income taxes that would be payable (if any) if Borrower's Cash Equivalent Investments held outside the United States were repatriated to the United States at the end of such quarter, and taxed at the Assumed Rate. For purposes of this
           Section 5.01(K) the term "Assumed Rate" means the greater of zero or the difference between (a) the highest federal income tax rate in the United States applicable to domestic corporations and (b) the highest income tax rate applicable to Borrower or its Subsidiaries, as appropriate, on Cash Equivalent Investments in the jurisdiction in which such Cash Equivalent Investments are held at the end of such quarter.

    (m) Section 5.02(B) of the Loan Agreement is hereby amended to read as follows:

           (B) Dissolution, etc. (i) Dissolve, liquidate, wind up, except for dissolution of any Subsidiary other than a Material Subsidiary, (ii) merge or consolidate with any Person if (a) Borrower is not the surviving corporation or (b) after any merger or consolidation, a Default or Event of Default shall have occurred, (iii) except pursuant to a Tax Reduction Agreement or a Permitted Sale/Leaseback Transaction, sell, assign, lease or otherwise dispose of or permit the disposal of or turn over the management of (whether in one transaction or in a series of related transactions) all or substantially all of its assets except to Borrower or to any Subsidiary, or (iv) except pursuant to a Tax Reduction Agreement or a Permitted Sale/Leaseback Transaction, sell (whether in one transaction or in a series of related transactions) any asset material to the Borrower or to the Borrower and the Subsidiaries taken as a whole (whether now owned or hereafter acquired and whether any such asset is leased back on an operating lease basis or as a Capitalized Lease Obligation but excluding transactions of the type described in paragraph 2 of Exhibit H); provided that such restriction shall not apply (x) to any such assets which are promptly replaced with assets of substantially like kind, value and usefulness which are owned by the Borrower or a Subsidiary and (y) to any transaction to the extent that the aggregate book value of Tangible Assets sold (measured at the time of such transaction in question) of the assets involved in any such transaction does not exceed ten percent (10%) of Consolidated Tangible Assets.

    (n) Section 10 of the Prince Guaranty is hereby amended to read as follows:

    10. The Guarantor further covenants and agrees that during such time as this Guaranty is in effect the Guarantor will not, without the prior written consent of the Agent, incur any Indebtedness for Borrowed Money to any third party except Indebtedness for Borrowed Money which would be permitted to exist under the terms of the Loan Agreement. In the event of any breach of said covenants and agreements, all Obligations, regardless of their terms, shall at the Agent's election be deemed for the purposes of this Guaranty to have become matured, and, at the Agent's election, the Guarantor shall promptly pay to the Agent the entire amount of the

           Obligations, and the Agent may take any action deemed necessary or advisable to enforce this Guaranty.

    (o) Section 15 of the Prince Guaranty is hereby amended to read as follows:

    15. The Guarantor hereby covenants and agrees to and with the Agent and each of the Lenders and their successors and assigns that the Guarantor shall not engage in any business other than (i) holding of the equity interests of Fiber and other Persons, (ii) receipt of dividends and distributions on such interests, (iii) payment of dividends and/or making loans to the Principal Debtor,
           (iv) collection of principal of and interest on such loans, (v) engaging in intercompany loans and transactions, (vi) acquiring, holding, managing and licensing intangible assets, and (vii) intercompany money management transactions. The Guarantor shall maintain its own books and records, its separate corporate identity and conduct itself in all respects as a separate corporation observing customary corporate formalities in connection therewith.

    Section 2. Representations and Warranties. The Borrower and Prince hereby represent and warrant that (i) they have full power and authority to execute and deliver this Amendment and to perform their respective obligations hereunder, (ii) each has taken all corporate action necessary for the execution and delivery by it of this Amendment and the performance by it of its obligations hereunder, (iii) this Amendment constitutes a valid and binding obligation of each enforceable against each in accordance with its terms except to the extent enforceability may be subject to bankruptcy, insolvency, moratorium and other similar law affecting the rights of creditors generally or the application of principles of equity, whether in an action at law or proceeding in equity, (iv) all of the representations and warranties of the Borrower contained in the Loan Agreement, as amended, are materially true and correct as of the date hereof, except to the extent (a) they expressly relate to an earlier date, (b) they relate to the representation contained in Section 4.01(O), or (c) as otherwise reflected in the Borrower's most recent 10K, and (v) no Default or Event of Default has occurred and is continuing on and as of the date hereof.

    Section 3. Reference to and Effect Upon the Loan Agreement and Prince Guaranty.

    3.1 The Loan Agreement and Prince Guaranty, as specifically amended hereby, is hereby ratified, confirmed and approved and shall remain in full force and effect.

    3.2 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Bank under the Loan Agreement, nor constitute an amendment of any provision of the Loan Agreement, except as specifically set forth herein. Upon the effectiveness of this Amendment (i) each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment; (ii) each reference in any Note or Related Document to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by this Amendment, and (iii) each reference in the Prince Guaranty to "this Guaranty", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Prince Guaranty as amended by this Amendment.

    Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

    Section 5. Headings. Article and Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    Section 6. Counterparts. This Agreement may be executed and delivered in any number of counterparts each of which shall be deemed an original, and this Agreement shall be effective when at least one counterpart hereof has been executed by each of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Loan Agreement and Guaranty to be executed as a sealed instrument by their respective officers thereunto duly authorized as of the date first written above.

                                 WELLMAN, INC.


                                 By:
                                 Name:   Audrey Goodman
                                 Title:     Assistant Treasurer

                                 PRINCE, INC.


                                 By:
                                 Name:   Audrey Goodman
                                 Title:     Treasurer

                                 FLEET NATIONAL BANK, as Agent and as a Bank


                                 By:
                                 Name:
                                 Title:

                                 BANK OF AMERICA NT&SA, as successor by
                                 merger to Bank of America Illinois


                                 By:
                                 Name:
                                 Title:

                                 WACHOVIA BANK OF GEORGIA, N.A., as Co-Lead and as a Bank


                                 By:
                                 Name:
                                 Title:

                                 BANK OF NOVA SCOTIA


                                 By:
                                 Name:
                                 Title:

                                 THE BANK OF TOKYO TRUST COMPANY


                                 By:
                                 Name:
                                 Title:

                                 CIBC, INC.


                                 By:
                                 Name:
                                 Title:

                                 THE CHASE MANHATTAN BANK, as successor by merger to The Chase Manhattan Bank, N.A.


                                 By:
                                 Name:
                                 Title:

                                 THE CHASE MANHATTAN BANK, as successor by merger to Chemical Bank New Jersey, N.A.


                                 By:
                                 Name:
                                 Title:

                                 FIRST UNION BANK, as successor to First
                                 Fidelity Bank, N.A.


                                 By:
                                 Name:
                                 Title:

                                 THE FUJI BANK, LIMITED


                                 By:
                                 Name:
                                 Title:

                                 ISITUTO BANCARIO SAN PAULO DI TORINO SPA


                                 By:
                                 Name:
                                 Title:

                                 KREDIETBANK NV


                                 By:
                                 Name:
                                 Title:

                                 MELLON BANK, N.A.


                                 By:
                                 Name:
                                 Title:

                                 PNC BANK, NATIONAL ASSOCIATION, successor by merger to Midlantic Bank, N.A.

                                 By:
                                 Name:
                                 Title:

                                 CITIBANK, N.A., as successor to Toronto
                                 Dominion (New York), Inc.


                                 By:
                                 Name:
                                 Title:

                                 BANCA MONTE dei PASCHI di SIENA S.p.A.


                                 By:
                                 Name:
                                 Title:

                                Exhibit I

                       Fee-in-Lieu-of-Tax Agreements
                       -----------------------------

A "Fee in Lieu-of-Tax Agreement" means any transaction, agreement or arrangement which:

     (1) is between the Borrower and/or a Subsidiary of the Borrower and a third party that reduces the tax obligation of such entity, other than income tax obligations (i.e. property, sales, use, and contractor's) which would have been payable without such transaction, agreement or arrangement;

     (2) does not increase the Borrower's Indebtedness for Borrowed Money, except to the extent of the costs of entering into the transaction, on the date the transaction, agreement or arrangement is executed; and

     (3) does not provide additional funding (except for the tax savings) whether in the form of a lease or otherwise for the Borrower's and/or a Subsidiary's construction or use of an asset.
---------------------------------------------------------
For illustrative purposes only and not as part of the definition of Fee-in-Lieu-of-Tax Agreement, the form of fee-in-lieu-of-tax agreement, the "deemed" cash transfers, and the steps taken at the different stages of the transaction that the Borrower has in place currently in South Carolina are summarized as follows:

South Carolina Fee-in-Lieu-of Tax Agreement Summary
---------------------------------------------------

"Deemed" Cash Transfers to Establish Fee-in-Lieu Assets with Darlington
County:

1.  Borrower funds asset additions by Fiber;
2. Borrower borrows money to buy Darlington County Bonds. (Bond amount is equal to annual fee-in-lieu asset additions by Fiber);
3.  Darlington County issues Bonds;
4.  Borrower buys Bonds;
5. Darlington County buys assets from Fiber with Bond money received from Borrower;
6. Fiber transfers title to its "fee-in-lieu" assets to Darlington County and enters into a leaseback agreement with Darlington County;
7. Fiber repays loan from Borrower, Inc. (see #1 above) with sale proceeds from Darlington County;
8.  Borrower repays bank borrowing associated with Bond purchase in #2 above.

                            --------------------

Actual and "Deemed" Annual Cash Transfers Associated with Lease and Bonds:
--------------------------------------------------------------------------

Annually Fiber pays lease payments to Darlington County. The lease payments include the following: (1) actual cash for an amount "in-lieu" of property taxes (this amount is less than Fiber would have paid for property taxes if it had not received this incentive); and (2) Fiber is "deemed" to pay Borrower 6% interest on the assets covered under the "fee-in-lieu" (this is equal to the Bond interest owed by Darlington County to Borrower and the documents allow that this amount can be paid directly by Fiber to Borrower). Since no cash is transferred between Fiber and Borrower there is a deemed transfer by Borrower to Fiber which is either a loan or a contribution to capital.

"Deemed" Cash Transfers at the End of the Fee-In-Lieu Agreement:
----------------------------------------------------------------

1. Borrower borrows funds from a bank and lends them to Fiber to enable Fiber to buy back its "fee-in-lieu" assets;
2. Fiber buys back its "fee-in-lieu" assets from Darlington County with the money Borrower has lent it;
3.  Darlington County returns title to the "fee-in-lieu" assets to Fiber;
4. Darlington County pays Borrower the cash it receives from Fiber to buy back its Bonds;
5.  Borrower returns the Bonds to Darlington County for cancellation;
6. Borrower repays the bank for money it borrowed and lent to Fiber (see #1 above).


We are currently attempting to negotiate similar agreements in other states and would expect that in principal they would reduce various taxes and not subject the Borrower to any funding risk. In general, if these transactions were terminated, the Borrower or its Subsidiaries would not be required to borrow additional funds or enter into additional financing transactions.

                                 Exhibit 2
                                 ---------

                       Cross Border Lease Agreement
                       ----------------------------

A "Cross Border Lease Agreement" is defined as an agreement, arrangement or transaction (1) which is designed to permit depreciation of the same property to be claimed under the tax laws of two or more different countries; and (2) which at the date such agreements, arrangements or transactions are entered into neither (a) increases the Indebtedness for Borrowed Money by more than $10 million, nor (b) provides current funding from a transaction which is an operating lease in accordance with GAAP by more than $10 million.


------------------------------------------------------------------

For illustrative purposes only, and not as part of the definition of Cross Border Lease Agreement, the following outline describes the basic steps of one type of generic Cross Border Lease transaction:

1) A U.S. entity enters into a transaction with a foreign investor. The foreign investor generally creates a separate foreign entity to
    participate in the transaction.   The transaction involves the U.S entity
    transferring property to the newly formed foreign entity and leasing it back. Depending on the legal structure the transaction may be characterized as a financing for GAAP and U.S. income tax purposes or as a payment of an upfront cash benefit. Thus the U.S. entity is treated as the owner of the property and is entitled to depreciation deductions.
    The transaction is characterized as a purchase and lease for foreign tax purposes. Therefore the foreign investor also claims depreciation on the property. The net present value of the foreign investor's after tax cash savings, a result of reduced foreign taxes due to depreciation deductions, is divided between the U.S. entity and the foreign investor. Note that in calculating the benefit to the foreign investor the upfront tax benefits received must be reduced by taxes paid at the end of the transaction when the foreign entity "sells" the property. This gain may be subject to lower (capital gains) tax rates.

2) Assuming the transaction is not legally defeased and cash is paid for the asset on inception, the basic payments associated with the transaction, as well as their character, are as follows:

                         --------------------


     Transaction                U.S. Entity              Foreign Entity
     -----------                -----------              ---------------
Beginning of            Loan from foreign entity      Purchase of property
transaction payment     for GAAP and U.S. income      from U.S. entity for
(cash from foreign      tax purposes.                 income tax purposes.
entity to U.S. entity).

Periodic payments       Interest payments on          Lease payments for
(cash from U.S.         loan for GAAP and U.S.        income tax purposes
entity to foreign       income tax purposes.
entity).

End of transaction      Repayment of loan from        Sale of property back
payment (generally      foreign entity for GAAP       to U.S. entity for
cash from U.S. entity   and U.S. income tax           income tax purposes.
to foreign entity).     purposes.


Modifications of this structure as well as different forms of the transaction may be utilized which impact the flow of funds.

3) Assuming the U.S. entity defeases some or all of its obligations under the lease, as is often the case the U.S. entity will generally deposit funds with a highly-rated financially sound bank operating in the foreign investor's country. The total amount defeased will not be greater than and will generally approximate the net present value of the U.S. entity's periodic payments as well as the net present value of the end of transaction payment. The defeasance may be legal or economic. On a portion of the transaction which is defeased the U.S. entity may be subject to secondary liability with respect to the defeased obligations in the event of default by the defeasance bank.

4) In these transactions if the U.S. entity terminates the transaction early, e.g. because of casualty in respect of the property involved in the transaction, there is an obligation as of that date to restore the foreign investor to its anticipated position. This contingent obligation may require credit support such as a letter of credit or other arrangements. Generally, both parties to the transaction bear the tax risk of their respective jurisdictions.

5) As part of the documentation for the transaction, the U.S. entity will generally be required to enter into certain agreements regarding the operation of the assets subject to the lease as well as agreements associated with various assets at the site that support the assets subject to the lease. Additional agreements that may be executed include access right agreements or service agreements.
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These transactions commonly involve transportation equipment and historically provide benefits to both parties to the transaction. Any contingent liabilities associated with these transactions are generally remote and no liability is normally recorded in the U.S. entity's financial statements.














































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